

Schedule for Computation of   Initial
Fund Performance Data         Invest of:   $1,000

Tennessee Municipal Cash Trust
Institutional Service Shares  Initial
                              Offering
                              Price/Share= $1.00

Return Since Inception 5/22/95NAV=         $1.00
  ending 10/31/96

FYE:  October 31, 1996
                                           Beginning             Capital  Reinvest Ending           Total
DECLARED:  Daily              Reinvest     Period    Dividend    Gain     Price    Period  Ending   Investment
PAID:  Monthly                Dates        Shares    /Share      /Share   /Share   Shares  Price    Value
                              5/31/96      1000.000  0.001050959 0.00000  $1.00    1001.05 $1.00    $1,001.05
                                                                                   1
                              6/30/96      1001.051  0.002782435 0.00000  $1.00    1003.83 $1.00    $1,003.84
                                                                                   6
                              7/31/96      1003.836  0.002558012 0.00000  $1.00    1006.40 $1.00    $1,006.40
                                                                                   4
                              8/31/96      1006.404  0.002923455 0.00000  $1.00    1009.34 $1.00    $1,009.35
                                                                                   6
                              9/30/96      1009.346  0.002723328 0.00000  $1.00    1012.09 $1.00    $1,012.10
                                                                                   5
                              10/31/96     1012.095  0.002642784 0.00000  $1.00    1014.77 $1.00    $1,014.77
                                                                                   0





Note:  The Fund has not paid any income or ST capital gain dividends in FYE        10/31/96.


$1,000 (1+T) = Ending Value


T =
1.48%



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